Exhibit 10.8

July 5, 2022

HPX Corp.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Emergência Participações S.A.
Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Ambipar Emergency Response
Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Re: Sponsor Letter Agreement
Ladies and Gentlemen:

Reference is made herein to that certain Business Combination Agreement, dated as of the date hereof, by and among Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands (“Merger Sub”), Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”) and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

This letter (this “Sponsor Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and hereby amends and restates in its entirety that certain letter, dated July 15, 2020, from HPX Capital Partners LLC, a Delaware limited liability company (“Sponsor”) and the other individuals who are signatories thereto (the “Prior Letter Agreement”).

The Sponsor is, as of the date hereof, the record and beneficial owner of 6,245,000 SPAC Class B Ordinary Shares (the “Sponsor Founder Shares”) and each of Marcos Peigo, Wolney Edirley Gonçalves Betiol and Salete Pinheiro is, as of the date hereof, the record and beneficial owner of 20,000 SPAC Class B Ordinary Shares, (each of Mr. Peigo, Mr. Betiol and Mr. Pinheiro, an “Insider,” and collectively, the “Insiders,” and the SPAC Class B Ordinary Shares owned by them, the “Insider Founder Shares”, and together with the Sponsor Founder Shares, the “Founder Shares”). The Sponsor is, as of the date hereof, the record and beneficial owner of 7,060,000 warrants (the “Private Placement Warrants”), each such warrant giving the right to the Sponsor to purchase one SPAC Class A Ordinary Share. The terms “Founder Shares” and “Private Placement Warrants” shall be deemed to refer to and include (i) the New PubCo Class A Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Class A Ordinary Shares into which the existing Private Placement Warrants are converted in each case, as a result of the consummation of the transactions contemplated by the Business Combination Agreement and the Founder Recapitalization (as defined below) or any Transaction Agreement and (ii) in the event of any equity dividend or distribution, or any change in the equity interests of SPAC or, after the conversion referred to in the preceding clause (i), New PubCo by reason of any equity dividend or distribution, equity split, reverse share-split, consolidation of shares, recapitalization, combination, conversion, surrender, exchange of equity interests or the like, such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares or Private Placement Warrants, respectively, may be changed or exchanged or which are received or surrendered in such transaction.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Insiders, New PubCo, the Company and SPAC agree as follows:

1.          Redemption and Voting.

(a)          The Sponsor and the Insiders each hereby irrevocably and unconditionally agrees that if SPAC seeks shareholder approval of (i) the transactions contemplated by the Business Combination Agreement or any Transaction Agreements or (ii) any Extension, including, in each case, any amendments to the SPAC Governing Documents, it, he or she shall not redeem any Founder Shares owned by it, him or her in connection with any such shareholder approval.

(b)          Prior to the earlier of (x) the date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the SPAC Shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called), and in each written consent or resolution of any of the SPAC Shareholders in which Sponsor and the Insiders are entitled to vote or consent, the Sponsor and the Insiders each hereby unconditionally and irrevocably agrees to be present for such meeting (or otherwise cause its, his or her Founder Shares to be counted as present thereat for the purpose of establishing a quorum) and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares and all other equity interests of SPAC over which it, he or she has voting power (i) in favor of, and to approve and adopt, the Business Combination Agreement, the Transaction Agreements, the Transactions and all SPAC Shareholder Matters, (ii) in favor of and to approve and adopt, all other matters contemplated to be adopted or approved by the SPAC Shareholders as set forth in the Business Combination Agreement or any of the Transaction Agreements or in connection with the Transactions, including any Extension, and (iii) in opposition to: (A) any SPAC Business Combination and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of SPAC to consummate any of the Transactions or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement or any of the Transactions or (B) any other action, proposal, transaction or agreement involving SPAC that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect any of the Transactions or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of the SPAC in the Business Combination Agreement or any Transaction Agreement or (y) any of the conditions to SPAC’s or the Company Parties’ obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(c)          During the Voting Period, the Sponsor and the Insiders each agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by New PubCo, the Company and SPAC in connection with the Business Combination Agreement, the Transaction Agreements or the Transactions.

(d)          During the Voting Period, the Sponsor and the Insiders each agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement in connection with and in furtherance of the Transactions (including, for the avoidance of doubt, the matters described in clauses (i) and (ii) of Section 1(b) above), not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of SPAC. For the avoidance of doubt, recommending that the SPAC Shareholders vote in favor of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby shall not be considered a "solicitation of proxies or consents" addressed in the preceding sentence of this clause.

(e)          During the Voting Period, the Sponsor and the Insiders each agrees to provide to SPAC, the Company, New PubCo, Merger Sub and their respective Representatives any information regarding Sponsor, the Insiders or the Founder Shares that is reasonably requested by SPAC, the Company, New PubCo, Merger Sub or any of their respective Representatives pursuant to the Business Combination Agreement or any Transaction Agreement. To the extent required by applicable Legal Requirements, the Sponsor and the Insiders each authorizes the Company, New PubCo, Merger Sub and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NYSE or the Registration Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), Sponsor's or any Insider’s identity and ownership of Founder Shares and the nature of Sponsor's and the Insider’s commitments and agreements under this Sponsor Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

(f)          The obligations of Sponsor and Insiders specified in this Section 1 shall apply whether or not any of the Transactions is recommended by the board of directors of SPAC, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by the board of directors of SPAC.

2.          Founder Recapitalization.

(a)          Sponsor and Insiders hereby each agrees that, immediately prior to the consummation of the First Merger (but subject to the prior satisfaction or waiver of all of the conditions to the consummation of the Transactions set forth in the Business Combination Agreement),

(i)      the Sponsor shall contribute, transfer, assign, convey and deliver to SPAC, and SPAC shall acquire and accept from Sponsor, all of Sponsor’s right, title, and interest in, to and under all of Sponsor’s (x) Sponsor Founder Shares and (y) Private Placement Warrants, and in exchange therefore, SPAC shall issue to Sponsor (A) an aggregate number of SPAC Class A Ordinary Shares equal to 1,860,000 shares of SPAC Class A Ordinary Shares minus any XP Additional Shares (as defined in the Shareholder Non-Redemption Agreement, dated the date hereof, by and among New PubCo, SPAC and XP Allocation Asset Management Ltda. (the “XP Non-Redemption Agreement”) (such shares, including the New PubCo Class A Ordinary Shares issued in exchange therefor at the Closing, the “Sponsor Shares”) and (B) an aggregate number of Private Placement Warrants equal to 812,500 Private Placement Warrants minus any XP Additional Warrants (as defined in the XP Non-Redemption Agreement), free and clear of all Liens as provided below, and

(ii)      each Insider shall contribute, transfer, assign, convey and deliver to SPAC, and SPAC shall acquire and accept from such Insider, all of such Insider’s right, title, and interest in, to and under all of such Insider’s Insider Founder Shares, and in exchange therefore, SPAC shall issue to such Insider an equal number of SPAC Class A Ordinary Shares, each free and clear of all Liens as provided below (collectively, the “Founder Recapitalization”).

(b)          No certificates will be issued in connection with the Founder Recapitalization, and SPAC will update (or procure that its agent updates) its register of members and books and records (as necessary) to reflect, in each case, the exchange and issuance of shares and securities in connection with the Founder Recapitalization (including, amongst other things, the applicable number of shares of each class to be registered in the name of the Sponsor and each Insider as a result of the Founder Recapitalization). Following the Founder Recapitalization, none of the Sponsor and the Insiders shall hold any SPAC Class B Ordinary Shares and, except for the Private Placement Warrants, none of the Sponsor and the Insiders shall have any right to purchase or otherwise acquire any SPAC Class B Ordinary Shares or any other securities of SPAC.

(c)          The Founder Recapitalization shall be applicable only in connection with the Transactions and this Sponsor Letter Agreement, and the Founder Recapitalization shall be void and of no force and effect in the event this Sponsor Letter Agreement is terminated in accordance with its terms prior to the Closing.

3.          Tax Matters.

(a)          The parties hereto intend that the Founder Recapitalization will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)          For the taxable year of New PubCo that includes the Closing (the “Closing Tax Year”), and, following the written request of Sponsor, for any taxable year following the Closing Tax Year in which the Sponsor continues to hold an equity interest in New PubCo (each, a “Subsequent Tax Year”), New PubCo shall determine if it is a passive foreign investment company as defined in Section 1297 of the Code (a “PFIC”). In the event New PubCo determines it is a PFIC for the Closing Tax Year or any Subsequent Tax Year, New PubCo shall reasonably cooperate with the Sponsor to make available to the SPAC Shareholders any information requested by the Sponsor in connection with New PubCo’s PFIC status (including a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations) and any such information requested by the Sponsor in order for SPAC Shareholders to make any elections in respect such shareholders' New PubCo Class A Ordinary Shares in connection with New PubCo’s PFIC status (such cooperation by New PubCo, “PFIC Cooperation”). Any cost, fee, expense or liability attributable to or incurred in connection with (i) determining if New PubCo is a PFIC, or (ii) any PFIC Cooperation provided to the Sponsor (including, for the avoidance of doubt, any external or internal costs incurred in connection with the preparation of, or the maintenance of, books and records of New PubCo for U.S. federal income tax purposes that may be required in order to provide such information or other PFIC Cooperation) (the “PFIC Costs”) shall be borne entirely by the Sponsor and to the extent any such PFIC Costs are borne by New PubCo, the Sponsor shall promptly reimburse New PubCo in full for the entire amount of such PFIC Costs.

4.          Transfer Restrictions.

(a)          Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC, New PubCo and the Company, during the Voting Period, the Sponsor and the Insiders each agrees that it, he or she shall not Transfer (as defined below) any Founder Shares or Private Placement Warrants. “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)          Notwithstanding the provisions set forth in paragraph (a), Transfers of the Founder Shares or Private Placement Warrants are permitted: (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust or (ii) in the case of an entity, to an Affiliate of such Person; provided, that, in the case of clauses (i) and (ii), these permitted transferees must enter into a written agreement with SPAC, the Company and New PubCo agreeing to be bound by the transfer restrictions in this Agreement.

5.          Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Closing, pursuant to Section 17.4 of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), the Sponsor and the Insiders, in their capacity as holders of one hundred percent (100%) of the Founder Shares, each hereby irrevocably and unconditionally waives and covenants and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Articles), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Articles as a result of the issuance of any New PubCo Ordinary Shares in connection with any of the Transactions (including the Mergers, the PIPE Investment and the Company Shareholder PIPE Investment) such that the New PubCo Ordinary Shares issued pursuant to any of the Transactions are excluded from the determination of the number of New PubCo Class A Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Articles.

6.          Entire Agreement; Amendments and Waivers. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and the other signatories to the Prior Letter Agreement, the Prior Letter Agreement. This Sponsor Letter Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, Sponsor, New PubCo and the Company, it being acknowledged and agreed that the Company’s and New PubCo’s execution of such an instrument will not be required after any termination of the Business Combination Agreement in accordance with its terms prior to the Closing, or (ii) after the Closing, between Sponsor and New PubCo.

7.          Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns.

8.          Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given (i) if sent or given to any party hereto other than the Sponsor or any Insider, to such party in accordance with the terms of Section 11.1 of the Business Combination Agreement or (ii) if given to Sponsor or any Insider, to Sponsor or such Insider, as the case may be, to the address or e-mail set forth on such Person’s signature page hereto and shall, in each case, be deemed delivered in accordance with the terms of Section 11.1 of the Business Combination Agreement.

9.          Termination. This Sponsor Letter Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Sponsor Letter Agreement shall be of no force and effect from and after such termination and, immediately upon such termination, the Prior Letter Agreement shall automatically (without further action by the Sponsor, the Insiders or SPAC) be reinstated and will be in full force and effect as among the Sponsor, the Insiders and SPAC. No termination or reversion of this Sponsor Letter Agreement shall relieve any party hereto from any obligation accruing, or liability resulting from a Willful Breach of this Sponsor Letter Agreement by such party occurring prior to such termination or reversion.

10.          Representations and Warranties. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

11.          Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

12.          Miscellaneous. Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature pages follow]

Sincerely,

HPX CAPITAL PARTNERS LLC

By:
	Name:	Carlos Piani
	Title:	Authorized Signatory

Attn:	Carlos Piani

Email:	cpiani@hpxcorp.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

MARCOS PEIGO

Email:	mpeigo@lemniventures.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

WOLNEY EDIRLEY GONÇALVES BETIOL

Email:	wolney@synapsevc.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

SALETE PINHEIRO

Email:	salete.garcia.pinheiro@gmail.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

HPX CORP.

By:
	Name:	Carlos Piani
	Title:	Director

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

EMERGÊNCIA PARTICIPAÇÕES S.A.

By:
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

[Signature Page to Sponsor Letter Agreement]

AMBIPAR EMERGENCY RESPONSE

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

[Signature Page to Sponsor Letter Agreement]